EXHIBIT 5.1

                                BROAD AND CASSEL
                                ATTORNEYS AT LAW

      BOCA RATON . FT. LAUDERDALE . MIAMI . ORLANDO . TALLAHASSEE . TAMPA .
                                 WEST PALM BEACH

                                   SUITE 3000
                                  MIAMI CENTER
                          201 SOUTH BISCAYNE BOULEVARD
                              MIAMI, FLORIDA 33131
                                 (305) 373-9400
                               FAX (305) 373-9443

                                December 1, 1998

Big Entertainment, Inc.
2255 Glades Road, #237W
Boca Raton, Florida  33431-7383

         Re:      Big Entertainment, Inc. (the "Company")
                  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         You have requested our opinion with respect to the shares of the Company's common stock, par value $.01 per share (the "Common Stock"), included in the Registration Statement on Form S-3 (the "Form S-3") filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act").

         As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinions expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

         Based on, and subject to the foregoing, we are of the opinion that the shares of Common Stock being registered in the Form S-3 that are (i) issuable upon conversion of shares of the Company's 7% Series D and 7% Series D-2 Convertible Preferred Stock (together, the "Preferred Stock") or as "Adjustment Shares" as defined in the Convertible Preferred Stock Purchase Agreements by and between the Company and the respective holders of the Preferred Stock, (ii) issuable as share dividends to holders of the Preferred Stock, or (iii) issuable upon exercise of certain warrants to purchase shares of Common Stock, as the case may be, shall, upon such issuance as described in the Form S-3, be duly and validly issued and fully paid and nonassessable.


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Big Entertainment, Inc.
Page 2

         In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

         This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions, dated April 8, 1991, as amended and supplemented, issued by the Business Law Section of The Florida Bar (the "Report"). The Report is incorporated by reference into this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Form S-3. We also consent to the use of our name under the caption "Legal Matters" in the Prospectus constituting part of the Form S-3. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

                                Very truly yours,

                                /s/ BROAD AND CASSEL
                                --------------------
                                    BROAD AND CASSEL